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Exhibit 99.1

For further information, contact:
J. David Smith or R. Scott Vansant

EURAMAX INTERNATIONAL, INC. TO REDEEM ITS 11.25% NOTES

Norcross, Georgia (September 2, 2003)—Euramax International, Inc. today announced that it has called for the redemption of all of the remaining outstanding 11 1/4% senior subordinated notes due 2006 issued by Euramax International Limited, Euramax European Holdings Limited, and Euramax European Holdings B.V. (the "Notes") on October 1, 2003. These Notes will be redeemed at 101.875% of their face amount plus accrued and unpaid interest up to, but not including, the redemption date. On and after October 1, 2003, interest will cease to accrue on these Notes.

Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe.

Note regarding forward-looking statements: Statements made by Euramax, which are not historical facts, are forward looking statements that involve risks and uncertainties. Statements including the words "anticipate," "expect," "project," "may," "intend," "foresee," "believe," and "feel," also indicate forward looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could cause financial performance to differ materially from past results and from those expressed or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability of financing, competition, ability to manage growth, loss of customers, the price and availability of raw materials, and a variety of other factors. For further information on these and other risks, see the "Risk Factors" section of the Company's Report on Form 10-K for the year ended December 27, 2002.

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EURAMAX INTERNATIONAL, INC. TO REDEEM ITS 11.25% NOTES